Exhibit (g)(2)

AMENDMENT TO SCHEDULE II

SERIES

The undersigned hereby certifies that he is an authorized signer of the Exchange Listed Funds Trust (the “Trust”) and that the following funds are included under the Custody Agreement dated June 19, 2015, by and between the Trust and The Bank of New York Mellon.

SABA Closed-End Funds ETF

The High Yield ETF

QRAFT AI – Enhanced U.S. Large Cap ETF

QRAFT AI – Enhanced U.S. Large Cap Momentum ETF

QRAFT AI – Enhanced U.S. High Dividend ETF

QRAFT AI – Enhanced U.S. Next Value ETF

Armor US Equity Index ETF

Cabana Target Drawdown 5 ETF

Cabana Target Drawdown 7 ETF

Cabana Target Drawdown 10 ETF

Cabana Target Drawdown 13 ETF

Cabana Target Drawdown 16 ETF

Corbett Road Tactical Opportunity ETF

EXCHANGE LISTED FUNDS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch

Date: December 16, 2020